Exhibit 4.15

GUARANTEED DEPOSIT ACCOUNT CONTRACT

SEPTEMBER 30, 2013

BMO COVERED BOND GUARANTOR LIMITED PARTNERSHIP

as Guarantor

and

BANK OF MONTREAL

as Cash Manager and GDA Provider

and

COMPUTERSHARE TRUST COMPANY OF CANADA

as Bond Trustee

THIS AGREEMENT is made on September 30, 2013

BETWEEN:

(1)

BMO COVERED BOND GUARANTOR LIMITED PARTNERSHIP, a limited partnership established under the laws of Province of Ontario, by its managing general partner, BMO COVERED BOND GP, INC. (in its capacity as the Guarantor);

(2)	BANK OF MONTREAL, a chartered bank under the Bank Act (Canada) (in its capacity as Cash Manager and in its capacity as GDA Provider); and

(3)	COMPUTERSHARE TRUST COMPANY OF CANADA, a trust company existing under the laws of Canada (in its capacity as Bond Trustee).

WHEREAS:

(A)

As part of the transactions contemplated in the Program, the Cash Manager has agreed, pursuant to the Cash Management Agreement, to provide Cash Management Services in connection with the business of the Guarantor.

(B)

The Cash Management Agreement provides that the Guarantor (or the Cash Manager on its behalf) may invest funds from time to time in interest bearing accounts with the Bank, as Account Bank pursuant to and on the terms of the Bank Account Agreement and the GDA Provider has agreed to pay interest on the funds standing to the credit of the Guarantor at specified rates determined in accordance with and pursuant to the terms of this Agreement.

IT IS HEREBY AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

The master definitions and construction agreement made between, inter alia, the parties to this Agreement on September 30, 2013 (as the same may be amended, restated and/or supplemented from time to time, the “Master Definitions and Construction Agreement”) is expressly and specifically incorporated into this Agreement and, accordingly, the expressions defined in the Master Definitions and Construction Agreement (as so amended, restated and/or supplemented) shall, except where the context otherwise requires and save where otherwise defined herein, have the same meanings in this Agreement, including the recitals hereto and this Agreement shall be construed in accordance with the interpretation provisions set out in Section 2 of the Master Definitions and Construction Agreement. For the purposes of this Agreement, this Agreement has the same meaning as Guaranteed Deposit Account Contract in the Master Definitions and Construction Agreement.

2.	THE GDA ACCOUNT

The GDA Provider confirms that (on the instructions of the Guarantor) the GDA Account has been opened in its books in the name of the Guarantor, and it agrees to accept on deposit in the GDA Account all monies transferred, from time to time, to the GDA Account, subject to and upon the terms of this Agreement, the Bank Account Agreement, the Cash Management Agreement, the Security Agreement and the Guarantor Agreement.

3.	INTEREST

3.1

Interest shall accrue daily on the GDA Balance and shall be paid monthly in arrears on the 10th Canadian Business Day of the following month at a rate of interest equal to the GDA Rate (calculated on the basis of the actual number of days elapsed and a 365 day year) by payment for value on the same day to the GDA Account or such other accounts as the Guarantor shall specify.

3.2

On any day on which interest is payable by the GDA Provider under this Agreement, the GDA Provider shall pay the amount of interest then due in immediately available, freely transferable, cleared funds by no later than the close of business (Eastern Standard Time) on that day (or if such day is not a Canadian Business Day, the next succeeding Canadian Business Day).

3.3

In the event that a Guarantor Acceleration Notice is served on the Guarantor, then, on the date of such Guarantor Acceleration Notice, the GDA Provider shall pay to the Bond Trustee the aggregate of all interest accrued on the GDA Account on each day during the month in which such Guarantor Acceleration Notice is served up to (but excluding) the date of such Guarantor Acceleration Notice. As and from the date of such Guarantor Acceleration Notice, the GDA Provider shall comply with the directions of the Bond Trustee in relation to the GDA Account given in accordance with this Agreement.

4.	WITHDRAWALS AND DEPOSITS

4.1

Subject always to the provisions of the Cash Management Agreement, the Bank Account Agreement, the Security Agreement and the Guarantor Agreement, the Guarantor, or the Cash Manager on behalf of the Guarantor, may on any Canadian Business Day give notice to the GDA Provider that it wishes to withdraw on such date all or part of the GDA Balance from the GDA Account and the GDA Provider shall comply with such notice and pay the amount specified in such notice to the account specified therein, provided that if any such notice is received after 12 noon (Eastern Standard Time) on any day it shall be deemed to have been received at the opening of business on the next following Canadian Business Day.

4.2

The Guarantor may deposit, or procure the deposit of, sums in the GDA Account, to the extent permitted by the terms of the Cash Management Agreement, the Bank Account Agreement, the Security Agreement and the Guarantor Agreement, and the GDA Provider agrees to accept and credit to the GDA Account such sums in accordance with the terms hereof.

5.	TERMINATION

5.1

Following termination of the Bank Account Agreement and/or closing of the GDA Account in accordance with Section 7 of the Bank Account Agreement, this Agreement will be automatically terminated. Upon the direction of the Bond Trustee pursuant to Section 3.3, the Bond Trustee may terminate this Agreement by serving a written notice of termination on the GDA Provider.

5.2

The Guarantor (or the Cash Manager or the Bond Trustee on its behalf) may (with the prior written consent of the Bond Trustee, which consent shall not be withheld unless the Bond Trustee determines that the termination of this Agreement would be materially prejudicial to the interests of the Covered Bondholders) terminate this Agreement in the event that default is made by the GDA Provider in the performance or observance of its covenants and obligations, or a breach by the GDA Provider is made of any of its representations and warranties, respectively, under Sections 6.1(c), 6.1(d), 6.1(e), 6.1(g) and 6.1(h).

5.3

The Guarantor will (or will cause the Cash Manager to) terminate this Agreement if an Issuer Event of Default occurs and is continuing (provided that the GDA Provider is the Issuer or an Affiliate thereof).

5.4

Upon any termination or resignation of the Account Bank hereunder or the Bank Account Agreement, the Guarantor shall provide notice to CMHC of such termination or resignation and of the Account Bank’s replacement contemporaneously with the earlier of (i) notice of such termination or resignation and replacement to a Rating Agency, (ii) notice of such termination or resignation and replacement being provided to or otherwise made available to Covered Bondholders, and (iii) five (5) Canadian Business Days following such termination or resignation and replacement (unless the replacement Account Bank has yet to be identified at that time, in which case notice of the replacement Account Bank may be provided no later than 10 Canadian Business Days thereafter). Any such notice shall include (if known) the reasons for the termination or resignation of the Account Bank, all information relating to the replacement Account Bank required by the CMHC Guide and the new agreement or revised and amended copy of this Agreement to be entered into with the replacement Account Bank.

6.	REPRESENTATIONS, WARRANTIES AND COVENANTS

6.1

The GDA Provider represents warrants to, and covenants with, each of the Guarantor and the Bond Trustee at the date hereof, on each date on which an amount is credited to the GDA Account and on each Guarantor Payment Date, that:

(a)

it is a Schedule I Bank existing under the laws of Canada and duly qualified to do business in every jurisdiction where the nature of its business requires it to be so qualified, except where the failure to qualify would not constitute a Material Adverse Event;

(b)

the execution, delivery and performance by the GDA Provider of this Agreement (i) are within the GDA Provider’s corporate powers, (ii) have been duly authorized by all necessary corporate action, and (iii) do not contravene or result in a default under or conflict with (1) the charter or by-laws of the GDA Provider, (2) any law, rule or regulation applicable to the GDA Provider, or (3) any order, writ, judgment, award, injunction, decree or contractual obligation binding on or affecting the GDA Provider or its property;

(c)

it possesses the necessary experience, qualifications, facilities and other resources to perform its responsibilities in relation to its duties and obligations hereunder and the other Transaction Documents to which it is a party;

(d)

it is and will continue to be in regulatory good standing and in material compliance with and under all Laws applicable to its duties and obligations hereunder and the other Transaction Documents to which it is a party;

(e)

it is and will continue to be in material compliance with its internal policies and procedures (including risk management policies) relevant to its duties and obligations hereunder and the other Transaction Documents to which it is a party;

(f)	it will exercise reasonable skill and care in the performance of its obligations hereunder and the other Transaction Documents to which it is a party;

(g)

it will comply with the CMHC Guide and all material legal and regulatory requirements applicable to the conduct of its business so that it can lawfully attend to the performance of its obligations hereunder and the other Transaction Documents to which it is a party;

(h)

the unsecured, unsubordinated and unguaranteed debt obligations and issuer default ratings of the GDA Provider rated by each of the Rating Agencies are at or above the Account Bank Required Ratings; and

(i)	it is not a Non-Resident.

6.2

The GDA Provider undertakes to notify the Guarantor and the Bond Trustee immediately if, at any time during the term of this Agreement, the statement contained in Section 6.1 ceases to be true. The representations, warranties and covenants set out in Section 6.1 shall survive the signing and delivery of this Agreement.

7.	ASSIGNMENT

7.1

Save as otherwise contemplated in this Agreement or the Cash Management Agreement, no party hereto (other than the Bond Trustee) may assign or transfer any of its rights or obligations hereunder without the prior written consent of the Bond Trustee and unless Rating Agency Condition has been satisfied with respect thereto. In any event any assignee of the GDA Provider must be a bank chartered under the Bank Act and its unsecured, unguaranteed and unsubordinated short-term debt obligations must have a rating of at least F1 by Fitch and the long-term issuer default rating of at least A by Fitch. If any party assigns any of its obligations under this Agreement as permitted by this Agreement, such party will provide at least 10 Canadian Business Days’ prior written notice of such assignment to DBRS.

7.2

Notwithstanding the provisions of Section 7.1 above, the parties hereto acknowledge that the Guarantor may assign all its rights, title and interest in this Agreement to the Bond Trustee, for the benefit of the Secured Creditors, under the Security Agreement and the GDA Provider acknowledges that pursuant to the terms of the Security Agreement, the Guarantor has, inter alia, authorized the Bond Trustee to exercise, or refrain from exercising, all rights, powers, authorities, discretions and remedies under or in respect of the Transaction Documents, including this Agreement, in such manner as in its absolute discretion it shall determine to be appropriate.

8.	AGENCY

The GDA Provider agrees and confirms that, unless otherwise notified by the Guarantor or the Bond Trustee, the Cash Manager, as agent of the Guarantor, may act on behalf of the Guarantor under this Agreement.

9.	INFORMATION

The GDA Provider shall provide to the Bond Trustee, or procure the provision to the Bond Trustee of, such information and evidence in respect of any dealing between the Guarantor and the GDA Provider or otherwise under or in relation to this Agreement as the Bond Trustee may reasonably request and the Guarantor hereby waives any right or duty of confidentiality which it may have or which may be owed to it by the GDA Provider in respect of the disclosure of such information and evidence pursuant to this Section 9.

10.	PAYMENTS

The parties agree that payments required to be made hereunder shall be made in accordance with Section 2 of the Bank Account Agreement.

11.	NOTICES

Any notices to be given pursuant to this Agreement to any of the parties hereto shall be sufficiently served if sent by prepaid first class post, by hand or electronic or facsimile transmission and shall be deemed to be given (in the case of electronic or facsimile transmission) when despatched (where delivered by hand) on the day of delivery if delivered before 5.00 p.m. on a Canadian Business Day or on the next Canadian Business Day if delivered thereafter or on a day which is not a Canadian Business Day or (in the case of first class post) when it would be received in the ordinary course of the post and shall be sent:

(a)

in the case of the Guarantor, to BMO Covered Bond Guarantor Limited Partnership, c/o Bank of Montreal, 18th Floor, 1 First Canadian Place, 100 King Street West, Toronto, Ontario M5X 1A1 (facsimile number (416) 867-4166) for the attention of Senior Manager, Securitization Finance and Operations;

(b)

in the case of the GDA Provider and the Cash Manager, to Bank of Montreal at 18th Floor, 1 First Canadian Place, 100 King Street West, Toronto, Ontario M5X 1A1 (facsimile number (416) 867-4166) for the attention of Senior Manager, Securitization Finance and Operations; and

(c)

in the case of the Bond Trustee, to Computershare Trust Company of Canada, 100 University Avenue, 11th Floor, Toronto, ON M5J 2Y1, (facsimile number (416) 981-9777) for the attention of Manager, Corporate Trust;

or to such other address or facsimile number or for the attention of such other person or entity as may from time to time be notified by any party to the others by written notice in accordance with the provisions of this Section 11.

12.	COUNTERPARTS

This Agreement may be executed in any number of counterparts (manually or by electronic or facsimile), and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart. Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute but one and the same instrument.

13.	THE BOND TRUSTEE

13.1

If there is any change in the identity of the Bond Trustee, the Guarantor, the Cash Manager and the GDA Provider shall execute such documents and take such action as the successor Bond Trustee and the outgoing Bond Trustee may reasonably require for the purpose of vesting in the successor Bond Trustee the rights and obligations of the outgoing Bond Trustee under this Agreement.

13.2

It is hereby acknowledged and agreed that by its execution of this Agreement the Bond Trustee shall not assume or have any of the obligations or liabilities of the Guarantor, the Cash Manager or the GDA Provider under this Agreement and that the Bond Trustee has agreed to become a party to this Agreement for the purpose only of taking the benefit of this Agreement and agreeing to amendments to this Agreement pursuant to Section 14. For the avoidance of doubt, the parties to this Agreement acknowledge that the rights and obligations of the Bond Trustee are governed by the Trust Deed and the Security Agreement. Any liberty or right which may be exercised or determination which may be made under this Agreement by the Bond Trustee may be exercised or made in the Bond Trustee’s absolute discretion without any obligation to give reasons therefor and the Bond Trustee shall not be responsible for any liability occasioned by so acting if acting in accordance with the terms of the Trust Deed and the Security Agreement, but without prejudice to the obligation of the Bond Trustee to act reasonably.

14.	AMENDMENTS, VARIATION AND WAIVER

14.1

Subject to the terms of the Security Agreement, any amendments to this Agreement will be made only with the prior written consent of each party to this Agreement. No waiver of this Agreement shall be effective unless it is in writing and signed by (or by some person duly authorized by) each of the parties. No single or partial exercise of, or failure or delay in exercising, any right under this Agreement shall constitute a waiver or preclude any other or further exercise of that or any other right.

14.2

Each proposed amendment, variation or waiver of rights under this Agreement that is considered by the Guarantor to be a material amendment, variation or waiver, shall be subject to satisfaction of the Rating Agency Condition. For certainty, any amendment to (i) a Ratings Trigger provided for in this Agreement that lowers the ratings specified therein, or (ii) the consequences of breaching a Ratings Trigger provided for in this Agreement that makes such consequences less onerous, shall be deemed to be a material amendment. The Guarantor shall deliver notice to the Rating Agencies from time to time of any amendment, variations or waivers in respect of which satisfaction of the Rating Agency Condition is not required, provided that failure to deliver such notice shall not constitute a breach of the obligations of the Guarantor under this Agreement.

14.3

The Guarantor (or the Cash Manager on its behalf) will deliver notice to CMHC from time to time of any amendment, restatement or waiver with respect to which notice to CMHC is required by the CMHC Guide, provided that failure to deliver such notice will not constitute a breach of the obligations of the Guarantor under this Agreement.

15.	LIMITATION OF LIABILITY

BMO Covered Bond Guarantor Limited Partnership is a limited partnership formed under the Limited Partnerships Act (Ontario), a limited partner of which is, except as expressly required by law, only liable for any of its liabilities or any of its losses to the extent of the amount that the limited partner has contributed or agreed to contribute to its capital.

16.	NON-PETITION

The Cash Manager and GDA Provider agree that they shall not institute or join any other Person or entity in instituting against, or with respect to, the Guarantor, or any general partner of the Guarantor, any bankruptcy or insolvency event so long as any Covered Bonds issued by the Issuer under the Program shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such Covered Bonds shall have been outstanding. The foregoing provision shall survive the termination of this Agreement by any of the parties hereto.

17.	GOVERNING LAW

17.1	This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

17.2

Each party to this Agreement hereby irrevocably submits to the non-exclusive jurisdiction of the courts of the Province of Ontario in any action or proceeding arising out of or relating to this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF the parties hereto have executed on the day and year first before written.

BANK OF MONTREAL, as Cash Manager and GDA Provider	BMO COVERED BOND GUARANTOR LIMITED PARTNERSHIP, by its managing general partner, BMO COVERED BOND GP, INC.

By:	/s/ Cathy Cranston	By:	/s/ Chris Hughes
	Name: Cathy Cranston		Name: Chris Hughes
	Title: Senior Vice President, Finance & Treasurer		Title: President and Secretary

COMPUTERSHARE TRUST COMPANY OF CANADA, as Bond Trustee

By:	/s/ Sean Pigott
Name: Sean Pigott
Title: Corporate Trust Officer

By:	/s/ Stanley Kwan
Name: Stanley Kwan
Title: Associate Trust Officer

Guaranteed Deposit Account Contract